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                                                               EXHIBIT (3)(i)(a)

                                                           STATE OF DELAWARE
                                                          SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 09:00 AM 06/02/1997
                                                          971180038 - 0092127


                           CERTIFICATE OF AMENDMENT
                                      OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                            HELLER FINANCIAL, INC.
                           (a Delaware corporation)


     HELLER FINANCIAL, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that the amendments to the Corporation's Restated Certificate of Incorporation set forth in the following resolutions was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware:

          RESOLVED, that Section 2 of Clause (b) of Article FOURTH of the Restated Certificate of Incorporation of the Corporation under the heading "NW Preferred Stock, Class B" be deleted in its entirety and that there be inserted in its place the following new Section 2:

          "2. Dividends. The holders of shares of the NW Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, dividends in cash in an amount determined at a rate equal to one percent per annum above the rate of interest at which deposits in United States dollars are offered by the principal office of The Fuji Bank, Limited in London, England, to prime banks in the London interbank market for a period equal to three months (or, in the case of the initial issuance of a series of NW Preferred Stock, for a period equal to the period commencing on the date of issuance of such series and ending on the date of the calendar quarter during which such issuance occurred), which dividend amount shall be established on the second business day preceding the first day of each calendar quarter (or in the case of the initial issuance of a series of NW Preferred Stock, on the second business day preceding the date of issuance of such series), payable quarterly on March 31, June 30, September 30, and December 31 in each year, commencing on the first such date following the initial issuance of any series of NW Preferred Stock (each of such quarterly periods (or, in the case of the initial issuance of a series of NW Preferred Stock, such shorter period) ending on the last day of such months, being hereinafter called a `dividend period'). The rights of holders of the NW Preferred Stock shall be noncumulative. Accordingly, if the Board of Directors fails to declare a dividend on the NW Preferred Stock payable on a dividend payment date, then holders of NW Preferred Stock will have no right to receive a dividend in respect of the dividend period
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          ending on such dividend payment date, and the Company will have no obligation to pay dividends accrued for such period, whether or not dividends on the NW Preferred Stock are declared payable on any future dividend payment date. The amount of dividends payable for any period shorter than a full quarterly dividend period will be calculated on the basis of a 360-day year consisting of twelve 30-day months. All dividends declared upon the shares of the NW Preferred Stock and any other preferred stock ranking on a parity as to dividends with the NW Preferred Stock shall be declared pro rata, so that the amounts of dividends declared per share on the NW Preferred Stock and such other preferred stock shall in all cases bear to each other the same rate that Accrued Dividends per share on the shares of the NW Preferred Stock and such other preferred stock bear to each other. No full dividends shall be declared or paid or set apart for payment of the preferred stock of any series ranking, as to dividends, on a parity with or junior to the NW Preferred Stock for any period unless dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the NW Preferred Stock for the then-current dividend period (without accumulation of accrued and unpaid dividends for prior dividend periods unless previously declared). When dividends are not paid in full, as aforesaid, upon the shares of NW Preferred Stock and any other preferred stock ranking on a parity as to dividends with the NW Preferred Stock, all dividends declared upon shares of NW Preferred Stock and any other class of series of preferred stock ranking on a parity as to dividends with the NW Preferred Stock shall be declared pro rata so that the amount of dividends declared per share on the NW Preferred Stock and such other preferred stock shall in all cases bear to each other the same ratio that dividends per share on the shares of NW Preferred Stock for the then-current dividend period (without accumulation of accrued and unpaid dividends for prior dividend periods unless previously declared) and such other preferred stock bear to each other. Holders of shares of NW Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full dividends for the then-current dividend period (without accumulation of accrued and unpaid dividends for prior dividend periods unless previously declared), as herein provided, on the NW Preferred Stock. Holders of shares of the NW Preferred Stock shall not be entitled to any dividends, whether payable in case, property or stock, and no dividends shall be paid on any shares of NW Preferred Stock during the existence of a default in the payment of principal of or interest on any outstanding indebtedness of the Company for money borrowed."

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          RESOLVED, that Definition B of Section 6 of Article FOURTH of the
     Restated Certificate of Incorporation of the Corporation under the heading "NW Preferred Stock, Class B" be deleted in its entirety and that there be inserted in its place the following new Definition B:

          "B. The term 'Accrued Dividends' shall mean the aggregate amount of dividends that have been declared but have not been paid in respect of shares of the NW Preferred Stock."

          RESOLVED, that Definition C of Section 6 of Article FOURTH of the Restated Certificate of Incorporation of the Corporation ('Date of Accrual') under the heading "NW Preferred Stock, Class B" be deleted in its entirety and that there be inserted in its place "C. Intentionally Omitted."

          RESOLVED, that Definition D of Section 6 of Article FOURTH of the Restated Certificate of Incorporation of the Corporation ('Full Cumulative Dividends') under the heading "NW Preferred Stock, Class B" be deleted in its entirety and that there be inserted in its place "D. Intentionally Omitted."

          RESOLVED, that all of the provisions set forth in Clause (b) of Article FOURTH of the Restated Certificate of Incorporation of the Corporation under and including the heading "Cumulative Convertible Preferred Stock, Series D" be deleted in their entirety.

     IN WITNESS WHEREOF, Heller Financial, Inc. has caused this Certificate to be signed and attested by its duly authorized officers this 30th day of May, 1997.

                                    HELLER FINANCIAL, INC.


                                    By:  /s/ Richard J. Almeida
                                       ---------------------------
                                    Its: Chairman
                                       ---------------------------
                                    Richard J. Almeida

ATTEST:


/s/ Mark J. Ohringer
--------------------------
Assistant Secretary
Mark J. Ohringer
Seal